CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the references to our firm in the Post-Effective Amendment No. 135 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated May 10, 2002 on the financial statements and financial highlights of The Perkins Discovery Fund and The Perkins Opportunity Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2002 Annual Report to
Shareholders, which is incorporated by reference into the Statement of Additional Information.





/s/TAIT, WELLER & BAKER

Philadelphia, Pennsylvania
June 26, 2002